Exhibit 5.1

FROST BROWN TODD LLC

Attorneys

Kentucky · Ohio · Indiana · Tennessee

August 28, 2006

Porter Bancorp, Inc.

2500 Eastpoint Parkway

Louisville, Kentucky 40223

Ladies and Gentlemen:

We have acted as special counsel for Porter Bancorp, Inc., a Kentucky corporation (the “Company”), in connection with the Company’s registration statement on Form S-1, File No. 333-133198 (Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement covers the underwritten public offering by the Company of up to 1,482,500 shares (the “Company Shares”) of the Company’s common stock, which includes 232,500 shares that the underwriters have an option to purchase to cover over-allotments, and by the selling shareholders of up to 300,000 shares of the Company’s common stock (the “Selling Shareholder Shares”). We understand that the Company Shares and the Selling Shareholder Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to the Underwriting Agreement, a form of which has been filed as an exhibit thereto.

With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents, and (iii) received such information from officers and representatives of the Company, as we have deemed necessary or appropriate for the purposes of this opinion. In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the documents and certificates and oral or written statements and other information of or from representatives of the Company and others and assume compliance on the part of all parties to the documents with their covenants and agreements contained therein.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that (i) the Company Shares, when issued, delivered and paid for as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable and (ii) the Selling Shareholder Shares have been validly issued and are fully paid and non-assessable.

The opinions expressed herein are limited to the laws of the Commonwealth of Kentucky. We assume no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, including amendments thereto, and to the reference to this firm under the caption “Legal Matters” in the Registration Statement.

Very truly yours,

Frost Brown Todd LLC

By	/S/ ALAN K. MACDONALD
Alan K. MacDonald, Member